UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. )

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☐	Preliminary Proxy Statement
☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☑	Definitive Additional Materials
☐	Soliciting Material Under §240.14a-12

Owlet, Inc.
(Name of Registrant as Specified in its Charter)

_________________________________________________________
(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

 Owlet, Inc.
3300 North Ashton Boulevard, Suite 300
Lehi, Utah 84043

SUPPLEMENT TO PROXY STATEMENT
FOR THE 2023 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 23, 2023

EXPLANATORY NOTE

Owlet, Inc. (the “Company”) is providing this supplement (the “Proxy Statement Supplement”) to its definitive proxy statement filed with the U.S. Securities and Exchange Commission (the “SEC”) on May 12, 2023 (the “Proxy Statement”) to clarify the shares of the Company’s Series A convertible preferred stock, par value $0.0001 per share (“Series A Preferred Stock”) that are entitled to vote at the Company’s 2023 Annual Meeting of Stockholders (the “Annual Meeting”) to be held on Friday, June 23, 2023, at 1:00 p.m. (Eastern Time).

This Proxy Statement Supplement does not change any proposal set forth in the Proxy Statement, and does not change the Board’s recommendations, or the Company’s view, on any of the proposals contained in the Proxy Statement. The Board continues to recommend a vote “FOR” each of the proposals in the Proxy Statement. Except as updated by this Proxy Statement Supplement, all information set forth in the Proxy Statement remains unchanged. This Proxy Statement Supplement should be read in conjunction with the Proxy Statement.

Please note that, if you have already submitted your vote, you do not need to take any further action. Information on how to vote your shares and how to change your vote or revoke your proxy is contained in the Proxy Statement.

The Company urges stockholders to vote their shares prior to the Annual Meeting by using one of the methods described in the Proxy Statement.

CHANGES TO PROXY STATEMENT

The following information that appears in the Proxy Statement under the section entitled “Information about the Annual Meeting and Voting” is amended and updated in its entirety to read as follows:

When is the Record Date, and who is entitled to vote?

All holders of record of shares of Common Stock and Series A Preferred Stock at the close of business on April 24, 2023 are entitled to notice of and to vote at the Annual Meeting and any continuation, postponement or adjournment thereof. Except as otherwise provided in the certificate of designation relating to the Series A Preferred Stock or, as required by law, holders of shares of Series A Preferred Stock are entitled to vote with the holders of shares of Common Stock (and any other class or series that may similarly be entitled to vote with the holders of Common Stock) and not as a separate class, at any annual or special meeting of stockholders of the Company.

At the close of business on the Record Date, there were 117,672,234 shares of our Common Stock issued and outstanding and entitled to vote. At the close of business on the Record Date, there were 30,000 shares of Series A Preferred Stock issued and outstanding, representing 38,276,768 in voting power entitled to vote on Proposals 1, 2 and 4. As described below, the shares of Series A Preferred Stock on an as-converted-to-Common Stock basis held by Eclipse are not entitled to vote on Proposal 3 (the Eclipse Ownership Proposal) and are, therefore, not included in the voting power outstanding and entitled to vote on Proposal 3.

Each share of Common Stock entitles its holder to one vote, and each share of Series A Preferred Stock entitles its holder to a number of votes equal to the whole number of shares of Common Stock into which a share of Series A Preferred Stock can be converted, subject to the Share Cap (as defined below), except as to the Eclipse Ownership

Proposal. As described in Proposal 3 below, until such proposal is approved, Eclipse is not currently permitted to vote shares of Series A Preferred Stock it holds to the extent such shares would result in Eclipse beneficially owning more than 29.99% of our Common Stock (the “Share Cap”). For purposes of calculating this Share Cap, all outstanding Series A Preferred Stock and all of the shares of Common Stock underlying such Series A Preferred Stock are deemed to be outstanding (but, in the case of Eclipse, only up to the Share Cap), and no unexercised rights, options, warrants or conversion privileges to acquire shares of Common Stock are included. Furthermore, pursuant to the rules of The New York Stock Exchange, Eclipse may vote in an amount up to the Share Cap on each of the Proposals to be voted on at the Annual Meeting other than the Eclipse Ownership Proposal. Eclipse may not vote any of its shares of Series A Preferred Stock on an as-converted-to-Common Stock basis on Proposal 3.

How many votes are required to approve each proposal?

Proposal 1: Our directors are elected by a plurality of the votes cast. This means that the director nominees receiving the highest number of affirmative “FOR” votes cast, by holders of shares of our Common Stock and shares of our Series A Preferred Stock voting on an as-converted-to-Common Stock basis (not to exceed the Share Cap as described below), voting together as a single class, even if less than a majority, will be elected. Votes that are “withheld” will have the same effect as an abstention and will not count as a vote “FOR” or “AGAINST” a director nominee because directors are elected by plurality voting. Because this proposal is not considered a discretionary matter, brokers lack authority to exercise their discretion to vote uninstructed shares on this proposal. Any broker non-votes will have no effect on the outcome of this proposal. There is no cumulative voting.

Proposal 2: The proposal to approve amendments to the Company’s Second Amended and Restated Certificate of Incorporation (“Certificate of Incorporation”) to effect a reverse stock split of our Common Stock, at a ratio ranging from any whole number between 1-for-10 to 1-for-20, inclusive, with such ratio to be determined at the discretion of the Board and reduce the number of authorized shares of our Common Stock and unissued authorized shares of our Preferred Stock requires the affirmative vote of the holders of a majority in voting power of the outstanding shares of our Common Stock and our Series A Preferred Stock, voting on an as-converted-to-Common Stock basis (not to exceed the Share Cap as described below) entitled to vote on the proposal, voting together as a single class. A vote marked as an “abstention” will have the same effect as a vote against this proposal. Because this proposal is considered a discretionary matter, brokers are permitted to exercise their discretion to vote uninstructed shares on this proposal, and we do not expect any broker non-votes on this proposal. However, if there are any broker non-votes, they will have the same effect as a vote against this proposal.

Proposal 3: The proposal to approve the issuance of Common Stock upon conversion of shares of Series A Preferred Stock or exercise of warrants issued and sold to Eclipse as described herein requires the affirmative vote of a majority in voting power of the votes cast (excluding abstentions and broker non-votes) by holders of shares of our Common Stock and shares of our Series A Preferred Stock voting on an as-converted-to-Common Stock basis (excluding such shares of Series A Preferred Stock on an as-converted-to-Common Stock basis held by Eclipse, which are not entitled to vote on Proposal 3), voting together as a single class. A vote marked as an “abstention” is not considered a vote cast and will, therefore, not affect the outcome of this proposal. Because this proposal is not considered a discretionary matter, brokers lack authority to exercise their discretion to vote uninstructed shares on this proposal. Any broker non-votes will have no effect on the outcome of this proposal.

Proposal 4: The proposal to ratify the appointment of PwC as our independent registered public accounting firm for 2023 requires the affirmative vote of the holders of a majority in voting power of the votes cast (excluding abstentions and broker non-votes) on such matter by holders of shares of our Common Stock and shares of our Series A Preferred Stock voting on an as-converted-to-Common Stock basis (not to exceed the Share Cap as described below), voting together as a single class. A vote marked as an “abstention” is not considered a vote cast and will, therefore, not affect the outcome of this proposal. Also, because this proposal is considered a discretionary matter, brokers are permitted to exercise their discretion to vote uninstructed shares on this proposal, and we do not expect any broker non-votes on this matter. However, if there are any broker non-votes, they will have no effect on the outcome of this proposal.

Footnote (2) in the subsection titled “Security Ownership of Certain Beneficial Owners and Management” in the “Stock Ownership” section of the Proxy Statement is amended in its entirety to read as follows:

(2) Each share of our Common Stock is entitled to one vote, and each share of our Series A Preferred Stock is entitled to that number of votes (not to exceed such holder’s Share Cap unless and until we have obtained the requisite stockholder approval as set forth under Proposal 3) equal to the whole number of shares of our Common Stock into which such holder’s aggregate number of Series A Preferred Stock are convertible. As described herein, Eclipse may not vote its shares of Series A Preferred Stock voting on an as-converted-to-Common Stock basis on a proposal to remove the Share Cap.

The beneficial ownership information shown in the table under “Common Stock” includes the number of shares of our Common Stock held by such holder, as well as shares of our Common Stock such holder could acquire within 60 days of April 24, 2023, including by converting shares of Series A Preferred Stock, exercising warrants or options, or upon settlement of restricted stock units. Each share of Series A Preferred Stock is currently convertible into shares of Common Stock at a conversion rate of 2,040.8163, subject to, in the case of Eclipse, the Share Cap. The percentage reported under “Combined Voting Power” represents the holder’s voting power with respect to all of our shares of Common Stock and Series A Preferred Stock outstanding as of April 24, 2023, voting as a single class, subject to, in the case of Eclipse, the Share Cap and, as to each holder, without including any shares of Common Stock that such holder could acquire by exercising warrants or options or upon vesting of restricted stock units, as such securities confer no voting power until the issuance of Common Stock upon their exercise or settlement, as applicable. See footnotes (5) and (7) below regarding such holder’s share cap.